HEI Exhibit 99

FOR IMMEDIATE RELEASE

Michael J. Kennedy named to Hawaiian Electric Industries board of directors

HONOLULU, July 19, 2022 – Michael J. Kennedy, an innovative leader with extensive executive and strategy experience with national and global organizations, will be appointed to the board of directors of Hawaiian Electric Industries, Inc. (HEI) (NYSE:HE), effective August 1, 2022. Kennedy will continue to serve as a director of American Savings Bank, F.S.B. (ASB), HEI’s wholly owned bank subsidiary, where he has served as a director and member of the ASB Risk Committee since 2018 and as a member of the ASB Audit Committee since 2020.

In 2011, Kennedy co-founded and served as CEO of clearXchange, LLC, a digital payment platform. In 2017, clearXchange became Zelle, one of today’s most widely used instant payment services, providing its customers a fast, safe and easy way to send and receive money with friends, family and others they trust. Before founding clearXchange, he was an executive vice president with Wells Fargo, where he led innovation and payment strategy. He was also previously an engagement manager at McKinsey & Company, Inc.

After Zelle, Kennedy went on to lead several innovative companies in the international payments industry, serving as president of OFX North America, one of the world’s largest international payment providers (2017-19); as CEO of Interstellar, a technology company focused on delivering more reliable cross-border payments (2019-21); and as CEO of Velo Labs, which aims to revolutionize the global financial services industry through development of a blockchain-enabled payments network (2021-22).

Kennedy joins a diverse and talented board of directors at HEI, including: retired Admiral Tom Fargo, former Commander of the U.S. Pacific Command and current HEI board chair; Scott Seu, HEI president and CEO; Celeste Connors, CEO of Hawai‘i Local2030 Hub; Richard Dahl, former CEO of James Campbell Company; Elisia Flores, CEO and vice chair of L&L Franchise, Inc.; Peggy Fowler, former CEO of Portland General; Micah Kāne, president and CEO of Hawai‘i Community Foundation; Keith Russell, president of Russell Financial; and Jim Scilacci, former CFO of Edison International.

“Mike Kennedy has been a very effective director at American Savings Bank, and we are thrilled to appoint him to the HEI board,” said Fargo, HEI board chair. “Mike is a proven leader and his creative thinking, expertise in technology and financial services, and experience developing innovative strategies will greatly support our vision across the HEI family of companies.” Kennedy holds bachelor of science and master of science degrees in industrial engineering, with distinction, from Stanford University. He also has a master of business administration, with distinction, from Harvard Business School.

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HEI appoints Michael Kennedy to board of directors

About HEI

The Hawaiian Electric Industries, Inc. (HEI) (NYSE:HE) family of companies provides the energy and financial services that empower much of the economic and community activity of Hawaiʻi. HEI’s electric utility, Hawaiian Electric, supplies power to approximately 95% of Hawaiʻi's population and is undertaking an ambitious effort to decarbonize its operations and the broader state economy. Its banking subsidiary, American Savings Bank, is one of Hawaiʻi’s largest financial institutions, providing a wide array of banking and other financial services and working to advance economic growth, affordability and financial fitness. HEI helps advance Hawaiʻi’s sustainability goals through investments by its non-regulated subsidiary, Pacific Current. For more information, visit www.hei.com.

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AJ Halagao
Vice President Corporate and Community Advancement
(808) 543-7625
ajhalagao@hei.com

Julie Smolinski
Vice President Investor Relations and Corporate Sustainability
(808) 543-7300
ir@hei.com